Exhibit 10.1

FIFTH AMENDMENT

TO CREDIT AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT & SECURITY AGREEMENT, dated as of October 25, 2004 (this “Amendment”), is entered into by and between LP RECEIVABLES CORPORATION, as borrower (the “Borrower”), LOUISIANA-PACIFIC CORPORATION (“Louisiana Pacific”), as master servicer (the “Master Servicer”), BLUE RIDGE ASSET FUNDING CORPORATION, as lender (the “Lender”), the committed banks named therein and WACHOVIA BANK, NATIONAL ASSOCIATION (successor in interest to Wachovia Bank, N.A.), as administrative agent (the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below and amended hereby).

WHEREAS, the parties hereto have entered into that certain Credit and Security Agreement, dated as of November 15, 2001 (as amended to the date hereof, the “Agreement”);

WHEREAS, the parties hereto wish to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1.  Amendments. The Agreement is, as of the Effective Date defined below, hereby amended as follows:

(a)           Section 4.7 of the Agreement is hereby deleted.

(b)           Section 9.1(h) of the Agreement is hereby amended by replacing subclause (i) thereof with the following:

(i)            the three-month rolling average Delinquency Ratio shall exceed 1.75%,

(c)           Section 9.1 of the Agreement is hereby amended by adding the following paragraph (u):

(u)           During any period when the aggregate principal amount of Advances exceeds fifty percent (50%) of the Borrowing Limit, the Master Servicer (for so long as Louisiana Pacific is the Master Servicer) shall fail to satisfy any of the financial tests set forth in Annex A to the Agreement that is applicable during such period.

(d)           Clause (iv) of the definition of “Amortization Date” in Exhibit I to the Agreement is hereby amended and restated to read as follows:

(iv)  October 25, 2007.

(e)           The definition of “Blue Ridge Termination Date” in Exhibit I to the Agreement is hereby amended and restated to read as follows:

Blue Ridge Termination Date:  October 25, 2007 or such later date as may be agreed in writing from time to time by Borrower, Master Servicer, the Lender and the Administrative Agent.

(f)            The definition of “Commitment Termination Date” in Exhibit I to the Agreement is hereby amended and restated to read as follows:

Commitment Termination Date:  With respect to each Committed Bank, October 25, 2007 or such later date as may be agreed in writing from time to time by Borrower, Master Servicer, the Lender, the Administrative Agent and such Committed Bank.

(g)           The definition of “Obligor Concentration Limit” in Exhibit I to the Agreement is hereby amended and restated by replacing all references to “Boise Cascade Corporation” with “Boise Cascade Corporation or its successor, so long as its successor is Boise Cascade LLC.”

(h)           The following definitions are hereby deleted from Exhibit I to the Agreement:

Additional Committed Bank
Advance Account Deposit
Advance Account Party
Committed Bank Maturity Date
Downgraded Committed Bank
Existing Commitment Termination Date
Non-Renewing Committed Bank
Notice of Conversion

(i)            Exhibit XI to the Agreement is hereby deleted.

(j)            Exhibit XII to the Agreement is hereby deleted.

(k)           Annex A hereto is hereby added as Annex A to the Agreement.

SECTION 2.  Effective Date.  This Amendment shall become effective as of the date first above written (the “Effective Date”) on the date on which the Administrative Agent shall have received a duly executed copy of the Amended and Restated Fee Letter and the payment of the renewal fee referred to therein.

SECTION 3.  Reference to and Effect on the Agreement and the Related Documents.     Upon the effectiveness of this Amendment, (i) each of the Borrower and the Master Servicer hereby reaffirms all representations and warranties made by it in Article V of the Agreement (as amended hereby) and agrees that all such representations and warranties shall be deemed to have been remade as of the Effective Date of this Amendment, (ii) each of the Borrower and the Master Servicer hereby represents and warrants that no Amortization Event, Unmatured Amortization Event, Termination Event or Unmatured Termination Event, shall have

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occurred and be continuing and (iii) each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be, and any references to the Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be, a reference to the Agreement as amended hereby.

SECTION 4.  Effect.  Except as otherwise amended by this Amendment, the Agreement shall continue in full force and effect and is hereby ratified and confirmed.

SECTION 5.  Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of law other than Section 5-1401 of the New York General Obligations Law).

SECTION 6. Severability.  Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 7. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LP RECEIVABLES CORPORATION

By:
Mark G. Tobin
Treasurer

LOUISIANA-PACIFIC CORPORATION

By:
Curtis M. Stevens
Executive Vice President, Administration,
and Chief Financial Officer

[additional signatures to follow]

BLUE RIDGE ASSET FUNDING CORPORATION

by: Wachovia Capital Markets, LLC
its Attorney-in-Fact

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Committed Bank

By:
Name:
Title:

[end of signatures]

ANNEX A

FINANCIAL TESTS

(a)           Consolidated Net Worth.  The following test shall be in effect at all times:

The Consolidated Net Worth of Louisiana-Pacific Corporation and its consolidated subsidiaries (“Louisiana Pacific”) shall not at any time be less than the sum of (A) $1,150,000,000 plus (B) on a cumulative basis as of the end of each fiscal quarter of Louisiana Pacific, commencing with the fiscal quarter ending December 31, 2005, an amount equal to 25% of Consolidated Net Income for the fiscal quarter then ended, after giving effect to the payment of dividends for such period; provided, that Consolidated Net Worth shall not at any time be less than $1,150,000,000.

(b)           Additional Financial Tests.  The following tests (the “Additional Tests”) shall be effective during any (i) No Collateral Period, (ii) upon the termination of the Bank Credit Agreement if no Replacement Facility has been entered into by Louisiana Pacific or any of its subsidiaries and (iii) upon the execution and delivery by Louisiana Pacific or any of its subsidiaries of a Replacement Facility (unless the Administrative Agent shall have notified the Borrower and Louisiana Pacific in writing that some or all of the financial covenants, if any, contained in a Replacement Facility shall be applicable, in which case, the Additional Tests shall no longer apply and such financial covenants shall be incorporated herein by reference as if set forth herein and shall be applicable hereunder for any period of time designated by the Administrative Agent):

(i)            Leverage Ratio.  The Consolidated Leverage Ratio of Louisiana Pacific, as of the last day of each fiscal quarter of Louisiana Pacific, shall be less than or equal to 3.00 to 1.00.

(ii)           Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio of Louisiana Pacific, as of the last day of each fiscal quarter of Louisiana Pacific, shall be greater than or equal to 4.00 to 1.00.

As used in this Annex A, the following terms shall have the following meanings:

Bank Commitment Period:  The period from and including September 1, 2004 to but not including the Maturity Date.

Bank Credit Agreement:  That certain Credit Agreement, dated as of September 1, 2004 by and among Louisiana-Pacific Corporation, as borrower, those Domestic Subsidiaries (as defined therein) of Louisiana-Pacific Corporation identified as a Guarantor (as defined therein) on the signature pages thereto and such other Domestic Subsidiaries of Louisiana-Pacific Corporation as may from time to time become a party thereto, the several banks and other financial institutions as may from time to time become parties to such Credit Agreement, Bank of America, N.A., as syndication agent and as collateral agent for the Lenders, Royal Bank of Canada and the Bank of Nova Scotia, as documentation agents, and Wachovia Bank, National Association, as administrative agent.

Capital Lease:  Any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

Capital Stock:  (a) In the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Cash Collateral Notice:  Has the meaning given to such term in the Bank Credit Agreement.

Cash Collateral Period:  The period beginning on the date that Louisiana Pacific shall deliver to the Administrative Agent under the Bank Credit Agreement a Cash Collateral Notice and ending on the Collateral Release Date

Collateral Release Date:  Has the meaning given to such term in the Bank Credit Agreement.

Consolidated EBITDA:  For any period, determined for Louisiana Pacific on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income and similar taxes, (iii) depreciation and amortization expense, and (iv) other non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (c) non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or will result in the receipt of cash payments in a future period), all as determined in accordance with GAAP.  Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation.

Consolidated Interest Coverage Ratio:  As of the end of any fiscal quarter of Louisiana Pacific for the four fiscal quarter period ending on such date with respect to Louisiana Pacific on a consolidated basis, the ratio of (a) Consolidated EBITDA for such period to (b) the difference (to the extent the difference between the following is negative, for purposes of calculating the Consolidated Interest Coverage Ratio, this clause (b) shall be set at $1.00) of (i) Consolidated Interest Expense for such period minus (ii) Consolidated Interest Income for such period.

Consolidated Interest Expense:  For any period, all interest expense (including, without limitation, the interest component under Capital Leases) of Louisiana Pacific on a consolidated basis, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedging Agreements, as determined in accordance with GAAP.  Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation.

Consolidated Interest Income:  For any period, all interest income of Louisiana Pacific on a consolidated basis, as determined in accordance with GAAP.  Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation.

Consolidated Leverage Ratio:  As of the end of any fiscal quarter of Louisiana Pacific for the four fiscal quarter period ending on such date with respect to Louisiana Pacific on a consolidated basis, the ratio of (a) Funded Debt of Louisiana Pacific on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

Consolidated Net Income:  For any period, net income of Louisiana Pacific on a consolidated basis, as determined in accordance with GAAP.  Unless expressly indicated otherwise, the applicable period shall be for the four consecutive quarters ending on the date of computation.

Consolidated Net Worth:  As of any date of computation, (a) Consolidated Total Assets minus (b) the total liabilities of Louisiana Pacific on a consolidated basis, as determined in accordance with GAAP.

Consolidated Total Assets:  On the date of computation, the amount of total assets of Louisiana Pacific on a consolidated basis, as determined in accordance with GAAP.

Funded Debt:  With respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within nine months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder, (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration on or prior to the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, that Funded Debt shall not include any Indebtedness of Louisiana Pacific (or its consolidated subsidiaries) that is non-recourse to Louisiana Pacific (or the applicable consolidated subsidiaries) or their respective assets.

GAAP:  Generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

Guaranty Obligations:  With respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

Hedging Agreements:  With respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

Indebtedness:  With respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within nine months of the incurrence thereof)

that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder (excluding performance based letters of credit issued to Louisiana Pacific’s customers in connection with certain long-term contracts), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in proportion to such Person’s ownership percentage in such partnership or joint venture.

Lien:  Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

Maturity Date:  September 1, 2009.

No Collateral Period:  Any period during the Bank Commitment Period that is not the Cash Collateral Period.

Replacement Facility:  Any financing for Louisiana Pacific and/or its subsidiaries that the Administrative Agent shall reasonably determine to have replaced, amended and restated or modified the facility evidenced by the Bank Credit Agreement.